TECNOGLASS reports Fourth QUARTER AND FULL YEAR 2017 RESULTS

- Total Revenues Increase 3.1% to a Record $314.5 Million for Full Year 2017 -

- Net Income of $5.7 Million and Adjusted EBITDA1 of $62.0 Million for Full Year 2017 -

- Cash Flow from Operations Improves by $17.3 Million in Full Year 2017 -

- Backlog Expands to $499 Million; Up 26% Year-over-Year and 2% Quarter-over-Quarter -

- Full Year 2018 Revenue and Adjusted EBITDA Anticipated to Achieve Double-Digit Percentage Growth -

Fourth Quarter 2017 Highlights

●	Total revenues increased 5.0% to a record $84.3 million

●	Net income of $1.2 million, or $0.03 per diluted share

●	Adjusted net income[1] of $2.9 million, or $0.08 per diluted share

●	Adjusted EBITDA[1] of $17.2 million

●	Remediates sole remaining material weakness and obtains full SOX compliance

BARRANQUILLA, Colombia – March 14, 2018 – Tecnoglass, Inc. (NASDAQ: TGLS) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries, today reported financial results for the fourth quarter and full year ended December 31, 2017.

José Manuel Daes, Chief Executive Officer of Tecnoglass, commented, “We closed 2017 with our 12th straight quarter of year-over-year revenue growth, representing continued expansion and market share gains in the U.S., despite approximately $3 million of invoicing pushed into 2018 due to Hurricane Irma. While Colombia’s revenues remained pressured year-over-year as a result of previously discussed macroeconomic factors, we are beginning to turn the corner with fourth quarter revenue up 36.8% in that market compared to the third quarter 2017 and a solid pace of activity to start the new year. Into 2018, we are encouraged by a record backlog of $499 million, including a range of diverse projects that position us to further expand in the U.S. and capitalize on significant pent-up demand in Colombia. Additionally, activity in other Latin American markets is improving, where we are exceptionally situated to quote and bid on additional projects. In single family residential, we delivered on our $10 million sales target in 2017, which we anticipate to ramp to a range of $20 to $25 million in 2018, given strong interest in our new products. Overall, we are pleased with the strength of our industry-leading margin business and look forward in 2018 to grow revenue and Adjusted EBITDA, while generating additional cash flow.”

Christian Daes, Chief Operating Officer of Tecnoglass, added, “Our quoting and bidding activity strengthened each quarter on a sequential basis through 2017, which placed us on more firm footing at year end. During 2017, we also took a number of steps to enhance our competitive advantages and improve our ability to generate attractive returns on higher expected revenues. We implemented lean initiatives, eliminated waste and reduced fixed costs, which have already resulted in stronger operational performance in the second half 2017 compared to the first half 2017. We also completed two phases of our solar energy conversion which are now driving incremental energy savings. In residential, we introduced new high-end products which will allow us to further diversify our revenue stream going forward. We are committed to positioning our company for future success and excited to drive improved performance across our business in 2018.”

1 Adjusted EBITDA excludes the impact of warrants and earn-out shares and further excludes foreign exchange gains and losses related to the effect on foreign exchange rates on monetary balance sheet accounts, and other non recurring items as reconciled in the table below.

Adjusted net income is estimated as net income (loss) attributable to parent (+) income gain/losses on change in fair value of warrants and earnouts, Fx exchange gain/losses, non-core items and tax impact of adjustments at statutpry rate, as reconcile in the table below.

Fourth Quarter 2017 Results

Total revenues for the fourth quarter 2017 increased 5.0% to $84.3 million compared to $80.3 million in the prior year quarter. U.S. revenues grew 24.6% to $63.8 million compared to $51.2 million in the prior year quarter, primarily due to the acquisition of GM&P and stronger organic shipments. The company estimates the impact of Hurricane Irma was unfavorable to revenues by approximately $3.0 million in the fourth quarter 2017. Colombia´s revenue, a majority of which is represented by long-term contracts priced in Colombian Pesos (COP), was $18.2 million compared to $25.4 million in the prior year quarter. The decrease was primarily due to a continuation of delayed activity mainly related to macro factors in connection with the structural tax reform put into effect at the beginning of 2017 and a slowdown in commercial construction following several quarters of elevated interest rates and inflation starting in late 2016. Colombian interest rates and inflation have since normalized, and as of February 2018 were down approximately 320 and 520 basis points respectively, since their most recent peaks during the second half of 2016. This correction has led the way to a resurgence in quoting activity and a sequential increase in Colombia’s fourth quarter 2017 revenue of 36.8% compared to the third quarter of 2017, with good momentum continuing into the first quarter 2018. The foreign currency impact to total and reported Colombia revenues was negligible compared to the prior year quarter and prior quarter.

Gross profit was $27.2 million, representing a 32.3% gross margin, compared to $28.7 million, representing a 35.7% gross margin, in the prior year quarter. The primary differences in gross margin were associated with a higher mix of revenue from GM&P’s engineering and installation project activity, which are two lines of business that carry lower industry margins, incremental depreciation and amortization resulting from the Company´s completed 2016 growth capex program and to a lesser extent, a temporary increase in installation costs on two large projects in the Latin American region. Operating expenses were $16.5 million compared to $19.6 million in the prior year quarter. As a percent of total revenue, operating expenses were 19.6% compared to 24.4% in the prior year quarter, attributable mainly to a reduction in one-time expenses. Excluding one-time items, operating expenses would have been flat at 18.7% as a percentage of total revenues compared to the prior year quarter. Operating income was $10.7 million compared to $9.1 million in the prior year quarter.

Net income was $1.2 million, or $0.03 per diluted share, compared to net income of $2.9 million, or $0.09 per diluted share in the prior year quarter. Adjusted net income1, as reconciled in the table below, was $2.9 million, or $0.08 per diluted share, compared to adjusted net income of $5.8 million, or $0.17 per diluted share, in the prior year quarter. Adjusted net (loss) income1 excludes the impact of warrants and earn out shares liabilities, non-cash foreign exchange gains or losses, other non-core items and the tax impact of adjustments at statutory rates, to better reflect core financial performance.

Adjusted EBITDA1, as reconciled in the table below, was $17.2 million, compared to $19.3 million in the prior year quarter, primarily attributable to lower gross profit as discussed above.

1 Adjusted net income and Adjusted EBITDA in both periods are reconciled in the table below.

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Full Year 2017 Results

Total revenues for the full year 2017 increased 3.1% to $314.5 million compared to $305.0 million in the prior year. Total revenues increased 2.4% on a constant currency basis, excluding a $2.1 million impact from favorable foreign currency translation in Peso denominated sales in the full year 2017.

Operating income was $34.4 million compared to $47.8 million in the prior year. Net income was $5.8 million, or a $0.16 per diluted share, compared to net income of $23.2 million, or $0.72 per diluted share in the prior year. Adjusted net income1 was $11.4 million, or $0.32 per diluted share, compared to $23.4 million, or $0.72 per diluted share, in the prior year. Adjusted EBITDA was $62.0 million compared to $72.0 million in the prior year.

For the full year 2017, the Company generated higher cash flow from operations of $14.2 million, up $17.3 million compared to the prior year, primarily as as a result of improved working capital management. During 2017, the Company incurred in $7.0 million of cash capital expenditures, compared to $22.9 million in the prior year, with the reduction attributable to the conclusion of the Company’s plant expansion phase in 2016.

Removal of Material Weakness Reporting Condition

During 2017, the Company continued to strengthen its financial and operational systems. As part of its SOX Section 404 processes, the company has confirmed the remediation of its sole remaining material weakness, which related to entity level controls. Furthermore, the Company concluded the design, implementation and testing of SOX controls and obtained a favorable attestation on full SOX compliance by its external auditors.

Dividend

The Company declared a regular quarterly dividend of $0.14 per share for the fourth quarter 2017, which was paid on January 26, 2018 to shareholders of record as of the close of business on December 29, 2017, in the form of cash or ordinary shares, based on the option of shareholders. Approximately 85% of dividends were paid in ordinary shares.

Full Year 2018 Outlook

For the full year 2018, the Company expects to see growth in commercial construction markets and additional market share gains in the U.S, Colombian and other Latin American markets. In 2018, the Company anticipates revenues to grow to a range of $345.0 to $365.0 million, with higher year-over-year growth in the first half 2018 based on anticipated timing of invoicing in 2018 compared to 2017. The Company expects Adjusted EBITDA in 2018 to be in the range of $71.0 million to $81.0 million, rising approximately 22% year over year at the mid-point of the range, mainly as a result of higher revenues and greater operational efficiencies.

Based on preliminary results during the first two months of 2018, the Company expects both revenues and adjusted EBITDA to grow within a range of 28% to 32% year-over-year in the first quarter 2018.

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Conference Call

Management will host a conference call on Wednesday, March 14, 2017 at 10:00 a.m. eastern time (9:00 a.m. Bogota, Colombia time) to review the Company’s results. The conference call will be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the call and view the slides, please visit the Investor Relations section of Tecnoglass’ website at www.tecnoglass.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. To participate by telephone, please dial:

●	(877) 705-6003 (Domestic)

●	(201) 493-6725 (International)

If you are unable to listen live, a replay of the conference call will be archived on the website. You may also access the conference call playback by dialing (844) 512-2921 (Domestic) or (412) 317-6671 (International) and entering pass code: 13676180 through June 14, 2018.

About Tecnoglass

Tecnoglass Inc. is a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries. Tecnoglass is the #1 architectural glass transformation company in Latin America and the second largest glass fabricator serving the United States. Headquartered in Barranquilla, Colombia, the Company operates out of a 2.7 million square foot vertically-integrated, state-of-the-art manufacturing complex that provides easy access to the Americas, the Caribbean, and the Pacific. Tecnoglass supplies over 900 customers in North, Central and South America, with the United States accounting for more than 70% of revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including the El Dorado Airport (Bogota), 50 United Nations Plaza (New York), Trump Plaza (Panama), Icon Bay (Miami), and Salesforce Tower (San Francisco). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Additionally, Tecnoglass’ financial information for 2017 remains subject to completion of the Company’s audit and other financial and accounting procedures as detailed in the Company’s reports with the Securities and Exchange Commission. These results may differ from the actual results that the Company reports following completion of such procedures. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

Investor Relations:

Santiago Giraldo

CFO

305-503-9062

investorrelations@tecnoglass.com

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Tecnoglass Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Audited)

	December 31, 2017	December 31, 2016

ASSETS
Current assets:
Cash and cash equivalents	$40,923	$26,918
Investments	1,680	1,537
Trade accounts receivable, net	110,464	92,297
Unbilled receivables on uncompleted contracts	9,996	6,625
Due from related parties	8,500	10,995
Other assets	17,514	16,089
Inventories	71,656	55,092
Prepaid expenses	1,165	1,183
Total current assets	261,898	210,736

Long term assets:
Property, plant and equipment, net	168,701	170,797
Intangible assets	11,517	4,555
Goodwill	23,130	1,330
Other long term assets	2,754	7,312
Total long term assets	206,102	183,994
Total assets	$468,000	$394,730

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term debt and current portion of long-term debt	$3,260	$2,651
Trade accounts payable	55,182	38,981
Accrued interest expense	7,392	3,565
Dividend Payable	585	3,486
Due to related parties	975	3,668
Payable associated to GM&P acquisition	29,000	-
Taxes payable	12,076	16,845
Labor liabilities	1,550	1,410
Current portion of customer advances on uncompleted contracts	11,429	7,780
Total current liabilities	121,449	78,386

Deferred income taxes	2,317	3,523
Customer advances on uncompleted contracts	1,571	2,310
Long-term debt	220,998	196,946
Total long term liabilities	224,886	202,779
Total liabilities	$346,335	$281,165

Commitments and contingencies

Shareholders’ equity
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at December 31, 2016 and 2015	$-	$-
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 34,836,575 and 33,172,144 shares issued and outstanding at December 31, 2017 and 2016, respectively	3	3
Legal reserves	1,367	1,367
Additional paid capital	125,317	114,847
Retained earnings	22,212	26,548
Accumulated other comprehensive income (loss)	(28,587)	(29,200)
Shareholders’ equity attributable to contolling interest	120,248	113,565
Shareholders’ equity attributable to non-contolling interest	1,417	-
Total shareholders’ equity	121,665	113,565
Total liabilities and shareholders’ equity	$468,000	$394,730

5

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

(Audited)

	Three months ended		Twelve months ended
	2017	2016	2017	2016

Operating revenue:
Customers	$82,930	$77,961	$309,375	$295,274
Related Parties	1,349	2,314	5,081	9,742
Total Operating Revenue	84,279	80,275	314,456	305,016

Cost of sales	57,077	51,603	215,274	192,369
Gross profit	27,202	28,672	99,182	112,647

Operating expenses:
Selling	8,046	8,171	30,656	32,267
Provision for bad debts and write offs	389	3,794	3,128	4,686
General and administration	8,082	7,624	31,034	27,846
Operating expenses	16,517	19,589	64,818	64,799

Operating income	10,685	9,083	34,364	47,848

Change in fair value of warrant liability	-	(3,628)	-	776
Change in fair value of earnout shares liability	-	4,961	-	4,674
Non-operating income, net	585	1,323	3,190	4,155
Foreign currency transaction gains (losses)	(2,134)	(1,555)	(3,028)	(1,387)
Loss on extinguishment of debt	12	-	(3,136)	-
Interest expense	(4,982)	(4,677)	(19,872)	(16,814)

Income before taxes	4,166	5,507	11,518	39,252

Income tax provision	2,997	2,579	5,793	16,072
Net income (loss)	$1,169	$2,928	$5,725	$23,180

Less: Net income attributable to non-controlling interest	(103)	-	(276)	-
Net income (loss) attributable to parent	1,066	2,928	5,449	23,180

Comprehensive income:
Net income (loss)	1,169	2,928	$5,725	23,180
Foreign currency translation adjustments	(2,165)	(6,721)	549	1,969
Total comprehensive income (loss)	$(996)	$(3,793)	$6,274	$25,149

Basic income (loss) per share	$0.03	$0.09	$0.16	$0.75
Diluted income (loss) per share	$0.03	$0.09	$0.16	$0.72
Basic weighted average common shares outstanding	34,834,653	$32,706,055	34,822,313	$30,850,866
Diluted weighted average common shares outstanding	35,333,733	$34,227,149	35,321,393	$32,371,960

6

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Audited)

	Years Ended December 31,
	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$5,725	$23,180
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	20,969	15,522
Provision for bad debts	3,128	4,686
Provision for obsolete inventory	80	238
Other fair value adjustments, net	(72)	(54)
(Gain) Loss on disposition of assets	17	(477)
Change in fair value of earnout share liability	-	(4,674)
Change in fair value of warrant liability	-	(776)
Director Stock compensation	284	300
Deferred income taxes	(6,137)	(247)
Extinguishment of Debt	2,558	-
Amortization of deferred financing costs	1,204	-
Changes in operating assets and liabilities, net of effects from acquisitions:
Trade Accounts Receivable	2,497	(25,979)
Inventories	(16,447)	(4,305)
Prepaid expenses	22	799
Other assets	(2,004)	1,343
Unbilled receivables	(10,653)	(7,768)
Trade accounts payable	13,055	(985)
Accrued interest expense	3,769	2,559
Taxes payable	(8,542)	(2,299)
Labor liabilities	134	439
Related parties	1,815	2,259
Advances from customers	2,807	(6,846)
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$14,209	$(3,085)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(7,027)	(22,906)
Proceeds from sale of investments	571	24,486
Proceeds from sale of property and equipment	-	686
Acquisition of businesses and intangible assets	(7,873)	-
Purchase of investments	(600)	(26,975)
CASH USED IN INVESTING ACTIVITIES	$(14,929)	$(24,709)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceed from bond issuance	201,801	-
Repayments of debt and capital leases	(205,330)	(163,126)
Proceeds from debt	20,761	196,468
Proceeds from the exercise of unit purchase options	-	404
Dividends paid	(2,471)	(741)
Subsidiary distributions prior to acquisition	-	(2,263)
Proceeds from the exercise of warrants	-	800
CASH PROVIDED BY FINANCING ACTIVITIES	$14,761	$31,542

Effect of exchange rate changes on cash and cash equivalents	(36)	499

NET INCREASE IN CASH	14,005	4,247
CASH - Beginning of year	26,918	22,671
CASH - End of year	$40,923	$26,918

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$15,774	$8,696
Taxes	$17,834	$25,825

NON-CASH INVESTING AND FINANCING ACTIVITES:
Assets acquired under capital lease, financial obligations or credit	$1,751	$19,641

7

Revenues by Region

(Amounts in thousands)

(Audited)

	Three months ended			Twelve months ended
	December 31,			December 31,
	2017	2016	% Of Change	2017	2016	% Of Change
Colombia	$18,247	$25,420%	-28.2%	$63,539	$98,758%	-35.7%
United States	63,762	51,174	24.6%	238,529	189,985	25.6%
Panama	1,072	1,923	-44.3%	4,259	9,444	-54.9%
Other	1,198	1,758	-31.9%	8,129	6,829	19.0%
Total Revenues	$84,279	$80,275%	5.0%	$314,456	$305,016%	3.1%

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

(In thousands)

(Unaudited)

The Company believes that Total Revenues with Foreign Currency Held Neutral non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.

	Three months ended			Twelve months ended
	December 31,			December 31,
	2017	2016	% Change	2017	2016	% Change

Total Revenues with Foreign Currency Held Neutral	$84,110	$80,275	4.8%	$312,381	$305,016	2.4%
Impact of changes in foreign currency	169	-	0.2%	2,075	-	0.7%
Total Revenues, As Reported	$84,279	$80,275	5.0%	$314,456	$305,016	3.1%

Currency impacts on total revenues for the current quarter have been derived by translating current quarter revenues at the prevailing average foreign currency rates during the prior year quarter, as applicable. Likewise, currency impacts on total revenues for the current year have been derived by translating current year revenues at the prevailing average foreign currency rates during the prior year, as applicable.

Reconciliation of Adjusted EBITDA and Adjusted net (loss) income to net (loss) income

(In thousands, except share and per share data)

(unaudited)

Adjusted EBITDA and adjusted net (loss) income are not measures of financial performance under generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA and adjusted net (loss) income, in addition to operating profit, net (loss) income and other GAAP measures, is useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA and adjusted net (loss) income might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Reconciliations of the non-GAAP measures used in this press release are included in the tables attached to this press release, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures.

8

A reconciliation of Adjusted EBITDA and Adjusted net (loss) income to the most directly comparable GAAP measure in accordance with SEC Regulation G follows, with amounts in thousands:

	Three months ended		Twelve months ended
	December 31,		December 31,
	2017	2016	2017	2016

Net Income (loss)	1,169	2,928	5,725	23,180
Less: net income attributable to non-controlling interest	(103)	-	(276)	-
Net Income (loss) atributable to parent	1,066	2,928	5,449	23,180
Interest expense and amortization of deferred financing costs	4,982	4,677	19,872	16,814
Income tax (benefit) provision	2,997	2,579	5,793	16,072
Depreciation & amortization	5,277	4,368	20,969	15,522
Foreign currency transactions losses (gains)	2,134	1,555	3,028	1,387
Non Recurring expenses (extinguishment of debt, bond issuance costs, provision for bad debt and other)	668	4,509	6,544	4,509
Director Stock compensation and provision for obsolete inventory	71	-	364	-
Gain on change in fair value of earnout shares liabilities	-	(270)	-	(4,674)
Gain on change in fair value of warrant liability	-	(1,063)	-	(776)
Adjusted EBITDA	17,195	19,283	62,019	72,034

	Three months ended		Twelve months ended
	December 31,		December 31,
	2017	2016	2017	2016

Net Income (loss)	1,169	2,928	5,725	23,180
Less: net income attributable to non-controlling interest	(103)	-	(276)	-
Net Income (loss) atributable to parent	1,066	2,928	5,449	23,180
Foreign currency transactions losses (gains)	2,134	1,555	3,028	1,387
Gain on change in fair value of earnout shares liabilities	-	(270)	-	(4,674)
Gain on change in fair value of warrant liability	-	(1,063)	-	(776)
Amortization of deferred financing costs	338	-	338	-
Non Recurring expenses (extinguishment of debt, bond issuance costs, provision for bad debt and other)	668	4,509	6,544	4,509
Tax impact of adjustments at statutory rate	(1,256)	(1,892)	(3,964)	(178)
Adjusted net (loss) income	2,950	5,766	11,395	23,447

Basic income (loss) per share	0.03	0.09	0.16	0.75
Diluted income (loss) per share	0.03	0.09	0.16	0.72

Diluted Adjusted net (loss) income per share	0.08	0.17	0.32	0.72

Diluted Weighted Average Common Shares Outstanding in thousands	35,334	34,227	35,321	32,372
Basic weighted average common shares outstanding in thousands	34,835	32,706	34,822	30,851
Diluted weighted average common shares outstanding in thousands	35,334	34,227	35,321	32,372

9